EXHIBIT 99.2

Harrow Health, Inc.

Letter to Stockholders

March 10, 2022

To the Stockholders of Harrow Health, Inc.:

As a result of the remarkable collective effort of the Harrow family of employees and the patronage of our valued customers, it is my privilege to report that the fourth quarter of 2021 was our sixth consecutive quarter of record performance in many key financial and operational metrics, providing a solid conclusion to 2021 and a springboard for 2022 and beyond.

Throughout 2021, our team worked diligently to advance our goal of making Harrow a leading U.S. eyecare company. We bolstered our balance sheet, completed several dynamic transactions, successfully filed our first New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA), continued to work on new potentially accretive deals, and began to realize high-margin revenues from the basket of FDA-approved branded products we recently acquired.

Internally at Harrow, there is a growing positive energy – a buzz – about the balance of this year, including the ongoing organic performance of our business, several major value catalysts anticipated in the next year or so (see the Closing section of this Letter to Stockholders), and finally, about the “set-up” we have over the next three to five years to execute our strategy and leverage what we’ve built since we began commercial operations nearly eight years ago.

Financial Highlights and Key Metrics

Record quarterly revenues of $20.2 million for the fourth quarter of 2021 represents a 38% increase over prior-year revenues of $14.6 million as well as an 8% sequential increase over revenues in the third quarter of 2021. Full year 2021 revenues grew 48% to $72.5 million from $48.9 million in 2020.

Our commercial team continued to deliver record performance for sales of DEXYCU®, with commissions reaching $1.0 million for the fourth quarter of 2021 compared with $900,000 in the third quarter of 2021. In 2022, we expect additional growth in DEXYCU because of our December 2021 expanded agreement with EyePoint Pharmaceuticals, under which ImprimisRx, our wholly owned subsidiary, assumed all U.S. sales and marketing activities for DEXYCU, effective January 1, 2022.

Revenue per shipping day was a record $326,000 in the fourth quarter of 2021, a 12% sequential increase over the third quarter of 2021.

The total number of product units we distributed exceeded 628,000 for the fourth quarter of 2021, an 8% sequential increase over the third quarter of 2021 and another distribution record for our company.

Gross profit was a record $15.1 million in the fourth quarter of 2021, representing a 42% increase over gross profit of $10.7 million in the prior-year quarter and a 10% sequential increase over the third quarter of 2021. Gross profit for full year 2021 was $54.3 million, a 58% increase compared with $34.4 million for full year 2020.

Gross margins increased to 75% in the fourth quarter of 2021, compared with 73% in the fourth quarter of 2020 and 74% for the third quarter of 2021. Gross margins for full year 2021 were 75% compared with 70% for full year 2020.

Selling, general and administrative expenses for the fourth quarter increased $5.2 million over the prior-year quarter. This increase was primarily the result of increased stock-based compensation associated with performance (market-based vesting) stock units that were granted in 2021, M&A expenses for recently acquired products, litigation costs associated with a matter that went to trial and was ultimately settled during the fourth quarter, and increased sales and marketing expenses associated with the expansion of our commercial activities.

Research and development costs increased to $3.9 million in the fourth quarter of 2021, compared with $0.6 million in the prior-year quarter. The increase resulted from a $3.1 million milestone payment associated with the AMP-100 program, as well as ongoing research and development costs associated with MAQ-100.

GAAP operating (loss) was $(1.8) million for the fourth quarter of 2021, compared with GAAP operating income of $2.6 million during the same period last year.

Adjusted EBITDA (a non-GAAP measure) was $4.6 million for the fourth quarter of 2021 compared with Adjusted EBITDA of $4.0 million reported in the prior-year quarter. GAAP net (loss) attributable to Harrow Health, Inc. was $(7.4) million for the fourth quarter of 2021 compared with net income of $1.1 million in the fourth quarter of 2020. A reconciliation of all non-GAAP financial measures in this letter begins on page 6.

Selected highlights regarding operating results for the three months and year ended December 31, 2021, and for the same periods in 2020 are as follows:

(in thousands, except per share data)	For the Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Total revenues	$20,188	$14,595	$72,476	$48,871
Cost of sales	5,080	3,937	18,214	14,463
Gross profit	15,108	10,658	54,262	34,408
Selling, general and administrative	12,672	7,441	41,315	31,247
Research and development	3,942	591	11,084	2,413
Impairment of intangible assets	249	-	249	363
Total operating expenses	16,863	8,032	52,648	34,023
(Loss) income from operations	(1,755)	2,626	1,614	385
Total other expense, net	(5,530)	(1,481)	(19,488)	(3,800)
Income taxes	(133)	(4)	(133)	(4)
Total net (loss) income, including noncontrolling interests	(7,418)	1,141	(18,007)	(3,419)
Net loss attributable to noncontrolling interests	-	8	-	62
Net (loss) income attributable to Harrow Health, Inc.	(7,418)	1,149	(18,007)	(3,357)
Preferred dividends and accretion of preferred stock discount	-	-	(472)	-
Net (loss) income attributable to Harrow Health, Inc. common stockholders	$(7,418)	$1,149	$(18,479)	$(3,357)
Net income (loss) per share of common stock, basic and diluted	$(0.27)	$0.04	$(0.69)	$(0.13)

Progress

At the beginning of 2021, I described our vision for Harrow Health – to become a leading U.S. eyecare company. To execute this vision, we are focused on the three pillars of our strategic plan:

1.	Knowing Who We are. We’re an end-to-end ophthalmic prescription pharmaceutical company;
2.	Knowing Who We Serve. We serve institutional customers (e.g., doctors, hospitals, and ambulatory surgery centers) to help them better care for their surgical and chronic and acute care patients; and
3.	Knowing Where We’re Going. In addition to the market-leading compounded medications we’ve offered since 2014, we are adding high-value FDA-approved products to our portfolio – to create an unparalleled prescription toolkit for U.S. eyecare professionals.

During 2021, we “fueled” our ability to execute on our plan by strengthening our balance sheet. First, we issued $75 million in 8.625% unsecured notes; and second, we sold a portion of our equity position in Eton Pharmaceuticals for net proceeds of $9.6 million. With these funds in hand, we paid off our senior secured lender and prepared to close transactions consistent with our strategic plan. Finally, we did all of this without diluting our common stockholders – in fact, we are quickly approaching the five-year mark since we last raised capital through the sale of Harrow common stock.

Our strengthened balance sheet allowed us to complete several transformative transactions:

●	Acquired U.S. and Canada marketing and supply rights to AMP-100, a patented topical ophthalmic drug candidate that, once approved, could be administered during ophthalmic interventions such as cataract surgery. We recently were notified that our target action date for the AMP-100 NDA is October 16, 2022 (aka our “PDUFA Date”). We believe that, if approved, AMP-100 may be a big driver of our revenue and earnings growth in 2023 and beyond.
●	Acquired U.S. and Canada commercial rights to MAQ-100, a preservative-free triamcinolone acetonide ophthalmic injectable drug candidate. We are finalizing the translation of key documents from Japanese to English and expect to request a meeting with the FDA to present the clinical data used for Japanese market approval of MAQ-100 (marketed in Japan as MaQaid® for four separate indications) to support our U.S. and Canada market NDA submission.
●	Acquired U.S. commercial rights to four branded eye drops, including IOPIDINE® 1% and 0.5%, MAXITROL® suspension, and MOXEZA®. We are in the process of transitioning these NDAs to our company from their current owner, which we expect to be finalized in June of this year. During the transition process we are receiving the profits from sales of these products. Once fully transitioned, we plan to re-vitalize these important ophthalmic brands and immediately expand and complement our current ophthalmic product offerings.

In addition to these transactions, we continue to be “on the hunt,” evaluating product and drug candidate M&A opportunities on a regular basis, any of which could further our growth potential.

In order to support the growth we are expecting in 2023, during 2022, we are expanding our existing commercial infrastructure, including the addition of eight experienced sales executives and a Head of Market Access. We expect our team to be further expanded during 2022 as we prepare for the approval and launch of AMP-100 and the re-launch of Iopidine, Maxitrol, and Moxeza under our company umbrella. In addition, we intend to strengthen our internal expertise and capabilities within regulatory, compliance, quality, and supply chain management. During 2022, we also plan to establish our own internal analytical lab, eliminating our reliance on third-party labs to conduct key analytical studies of our product batches and enhancing our inventory management and self-distribution systems.

In 2022, we expect to continue to produce positive Adjusted EBITDA for our investors; however, we intend to reinvest a portion of our profits into the next stage of our growth. As a result, during 2022, expect a decrease in our operating margins and an increase in operating expenses. But importantly, also expect that we will be ready to launch AMP-100 as well as other planned new product introductions. We firmly believe that the infrastructure, workforce, expertise, and innovation investments made this year will prepare us for the significant increase in our business that we expect in 2023 and beyond.

Investments and Royalties

Harrow Health has non-controlling equity positions in three carved-out companies that were founded as Harrow Health subsidiaries before being deconsolidated into independent companies with dedicated management teams – Surface Ophthalmics, Melt Pharmaceuticals, and Eton Pharmaceuticals.

Below is a brief update on why we continue to care so much about these businesses:

●	We own approximately 3.5 million shares of Surface Ophthalmics common stock, or about 20% of the outstanding equity interests, following a $25 million round of funding that Surface closed in July of 2021. Surface has three active drug candidate programs: SURF-100 for chronic dry eye disease, SURF-200 for acute dry eye, and SURF-201 for pain and inflammation following ocular surgery.

Surface announced positive top-line SURF-201 Phase 2 data in early 2021, which I believe is some of the best topical steroid data ever reported for post-cataract surgery inflammation.

In addition, Surface is wrapping up a Phase 2 clinical trial for SURF-100, comparing five active arms of SURF-100 study drugs with the current market-leading prescription chronic dry eye treatments, Xiidra® and Restasis®. We are expecting readouts of top-line results for the SURF-100 program in the next few months.

Finally, Surface is actively enrolling patients in its SURF-200 Phase 2 study, with an expected readout later this year.

In addition to our equity stake, Harrow Health also owns royalty rights on all three active Surface drug development programs.

●	We own about 46% of the equity interests of Melt Pharmaceuticals, in addition to a $13.5 million senior secured note receivable and royalty rights on its flagship drug candidate, MELT-300.

We are very excited about MELT-300, a patented non-opioid sublingually delivered sedation and analgesia drug candidate. We believe that MELT-300 has the potential to transform the way the more than 4 million annual American cataract surgery patients are sedated.

Melt began enrolling patients in the Phase 2 efficacy study of MELT-300 during the fourth quarter of 2021 and expects to report top-line clinical results in the second half of 2022.

In January 2022, Melt announced the submission of INDs to the FDA for its drug candidates MELT-210 and MELT-400.

Melt’s drug assets and related patented technologies have the potential for broad application – in and out of ophthalmology – and to help patients manage sedation and analgesia, both domestically and globally.

●	We own just under 2.0 million shares of Nasdaq-listed Eton Pharmaceuticals (Nasdaq: ETON) common stock, an orphan drug-focused pharmaceutical company. We continue to be bullish about the value of our ownership in Eton, trusting in the long-term potential for Eton to convert its business development prowess into revenues and profits as the Eton leadership has promised.

Closing

This year is shaping up to be a “break-out” year for Harrow. We continue to record strong daily revenues – to this day. A few months from now, we expect Surface Ophthalmics to report data on a major chronic dry eye study – the first study of its kind to ever go head-to-head against the two category-leading FDA-approved products. Soon thereafter, we expect Melt Pharmaceuticals to report top-line data on its MELT-300 clinical study. As I mentioned, October 16th is our PDUFA date for AMP-100, and, if approved, we intend to be ready a few months thereafter to launch AMP-100 into a market in which we have good commercial credibility – the U.S. ophthalmic surgical/procedure market. As these events unfold, we will continue to grow our core ophthalmic pharmaceuticals business, launch new ophthalmic products we’ve been internally developing, and review the potential for new accretive transactions in our area of focus – ophthalmic pharmaceuticals. To be where we are now – is what our team has been working on – for so many years. While success can never be guaranteed, I hope readers better understand my enthusiasm for this year and in the many years to come!

I look forward to sharing our accomplishments with you in my next Letter to Stockholders in May of 2022.

Sincerely,

Mark L. Baum
Founder, Chief Executive Officer and Chairman of the Board
Nashville, Tennessee

FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow Health’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow Health’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow Health refers to non-GAAP financial measures, specifically Adjusted EBITDA and/or adjusted earnings. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All ImprimisRx compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all ImprimisRx compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks and trade names included or referenced in this publication are the property of their respective owners.

Adjusted EBITDA

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA, an unaudited financial measure that is not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA is considered a “non-GAAP” financial measure within the meaning of Regulation G promulgated by the SEC. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA provides meaningful supplemental information regarding the Company’s performance because (i) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) it excludes the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) it is used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the manner in which they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

The Company defines Adjusted EBITDA as net (loss) income attributable to Harrow Health, Inc., excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, impairment of intangible assets, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net (loss) income attributable to Harrow Health, Inc. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net income as a measure of operating performance or to net cash provided by (used in) operating, investing or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net (loss) income attributable to Harrow Health, Inc., for the three months ended December 31, 2021, and for the same period in 2020:

	For the Three Months Ended December 31,
(in thousands)	2021	2020
GAAP net (loss) income attributable to Harrow Health, Inc.	$(7,418)	$1,149
Stock-based compensation and expenses	2,115	780
Interest expense, net	1,924	673
Income taxes	133	4
Depreciation	442	503
Amortization of intangible assets	39	40
Impairment of intangible assets	249	-
Investment loss, net	3,854	711
Other (income) loss, net	(248)	97
Other expense, net	3,509 (1)	-
Adjusted EBITDA	$4,599	$3,957

(1)	Amount includes $3,100 related to acquired in-process R&D and $351 related to consulting expenses incurred from the Novartis asset acquisition.

Investment Portfolio (includes Non-GAAP Values)

	December 31, 2021
Company	Number of Shares of Common Stock	Estimated Value
Eton Pharmaceuticals	1,982,000	$8,502,780
Surface Ophthalmics	3,500,000	15,750,000	(1)
Melt Pharmaceuticals	3,500,000	17,500,000	(2)
Melt Pharmaceuticals – Secured Loan + PIK	-	14,076,184	(3)
Estimated Total Value		$55,828,964

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price ($4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at December 31, 2021.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price ($5.00) of the Series A Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at December 31, 2021.
(3)	Represents the principal balance owed under the loan agreement including interest paid in kind (or PIK). In accordance with ASC 323, Harrow’s presentation of this loan receivable on its consolidated balance sheet is presented at its carry value less reductions in the carry value related to Harrow’s share of Melt equity losses.

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